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                                                                    EXHIBIT 9(P)

                               Amendment No. 3 to
                            Administration Agreement
                            ------------------------

                 WHEREAS, Pacific Horizon Funds, Inc., a Maryland corporation (the "Company"), and CONCORD HOLDING CORPORATION, a Delaware corporation ("Concord"), are parties to an Administration Agreement dated as of November 13, 1989, as amended (the "Agreement"), wherein Concord has agreed to provide administrative services to the Company's Aggressive Growth Fund, U.S. Government Securities Fund, Capital Income Fund, California Tax-Exempt Bond Fund, Equity Fund, Fixed Income Fund, Asset Allocation Fund and National Municipal Bond Fund (sometimes referred to herein collectively as the "Funds"); and

                 WHEREAS, the parties wish to amend the Agreement in certain respects;

                 NOW THEREFORE, the parties hereby agree, intending to be legally bound, that effective immediately the Agreement is amended to read as follows:

                          1) Section IV is hereby amended and restated in its entirety as follows: "This Agreement shall become effective November 1, 1993 and, unless sooner terminated as provided herein, shall continue until October 31, 1995. Thereafter, this Agreement will be extended for successive two year periods ending on October 31st of each year, PROVIDED each such extension is specifically approved (a) by vote of a majority of those members of the Fund's Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company's Board of Directors or by vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable during any term for cause at any time by the Fund's Board of Directors, "cause" being defined and limited for this purpose to mean willful misfeasance, bad faith or negligence by Concord in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement." The Fund's Board of Directors may terminate this Agreement at the end of any term without cause upon 60 days prior written notice to Concord. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding
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                          "voting securities," "interested persons" and
                          "assignment" shall have the same meanings as such terms have in the 1940 Act.)

                 Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

                 This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

                 IN WITNESS WHEREOF, intending to be legally bound, hereby, the parties have executed this Amendment No. 3 as of the 1st day of November, 1993.


                          PACIFIC HORIZON FUNDS, INC.



                          By: /s/ Thomas M. Collins
                             ----------------------
                             President



                          CONCORD HOLDING CORPORATION



                          By: /s/ Richard Stierwalt
                             ----------------------
                             Chief Executive Officer





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